As filed with the Securities and Exchange Commission on May 24, 2023
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
TRUSTCO BANK CORP NY
(Exact Name of Registrant as Specified in its Charter)
NEW YORK	14-1630287
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
5 SARNOWSKI DRIVE
GLENVILLE, NEW YORK 12302
(518) 377-3311
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
MICHAEL M. OZIMEK
Executive Vice President and Chief Financial Officer
TrustCo Bank Corp NY
5 Sarnowski Drive
Glenview, New York 12302
(518) 377-3311
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Timothy W. Gregg
Maynard Nexsen PC
1901 Sixth Avenue North
Suite 1700
Birmingham, Alabama 35203
(205) 254-1000
Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting offers to buy these securities, in any state where such offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED MAY 24, 2023
PROSPECTUS

TRUSTCO BANK CORP NY
Dividend Reinvestment and Stock Purchase Plan
1,334,908 Shares of Common Stock
This prospectus describes the Dividend Reinvestment and Stock Purchase Plan of TrustCo Bank Corp NY (which we refer to as the “Plan”), which provides participants with a convenient and simple method of investing cash dividends and optional cash payments. It replaces and supersedes the Prospectus describing the Plan dated May 29, 2020.
If you are or become a participant in the Plan, you may automatically reinvest, into additional shares of our common stock, cash dividends on your existing shares of our common stock. You may also make cash payments for the purchase of additional shares of common stock, and new investors may make their initial investment in our common stock under the Plan. The minimum initial purchase is $50; the minimum amount of subsequent optional cash purchases is $25. The maximum limit for both initial and optional cash purchases is $50,000 per calendar month, unless we grant a waiver of this amount. This prospectus also describes the procedures by which you may request a waiver.
Your participation in the Plan is entirely voluntary, and you may terminate your participation at any time. Shares of our common stock will be either purchased directly from us out of authorized but unissued shares or treasury shares or purchased on the open market.
Our transfer agent, Computershare Trust Company, N.A. (or “Computershare”), will serve as the administrator of the Plan. You may enroll in the Plan by completing and signing an Authorization Form, which can be obtained by calling Computershare at 1-800-368-5948 (toll free) and which is also available online at www.computershare.com/investor.
Our principal executive office is located at 5 Sarnowski Drive, Glenville, New York 12302, and our telephone number is (518) 377-3311. Our common stock is listed on the Nasdaq Global Select Market under the symbol “TRST.” On May 23, 2023, the closing price of our common stock was $29.15 per share.
We suggest that you retain this prospectus for future reference. References to “we,” “us,” “our,” “TrustCo” or the “Company” refer to TrustCo Bank Corp NY and our directly or indirectly owned subsidiaries, unless the context otherwise requires.
Investing in our shares of common stock involves risks. You should consider certain risk factors before enrolling in the Plan. See the discussion of “Risk Factors” on page 3 of this prospectus and the documents incorporated herein by reference for more information.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The shares offered are our equity securities and are not savings accounts, deposits or other obligations of any bank subsidiary of ours and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
The date of this prospectus is    , 2023

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (or the “SEC”) relating to the shares of our common stock to be offered and sold pursuant to the Plan. This prospectus, which does not include all of the information contained in the registration statement, provides you with a general description of the Plan and the securities offered under the Plan. The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us, the Plan and the securities offered. The registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading “Where You Can Find More Information.”
When acquiring any securities discussed in this prospectus, you should rely only on the information provided in this prospectus, including the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not offering the securities in any state or jurisdiction where the offer is prohibited. You should not assume that the information in this prospectus or any document incorporated by reference is accurate or complete at any date other than the date indicated on the cover page of this document.
SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS
This prospectus and the documents we incorporate by reference in this prospectus may include “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. Forward-looking statements can be identified by the use of such words as may, will, should, could, would, estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. We wish to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.
In addition to factors described under “Risk Factors” on page 3 of this prospectus, the factors listed below, among others, in some cases have affected and in the future could affect our actual results and could cause our actual financial performance to differ materially from that expressed in any forward-looking statement. Additionally, many of these risks and uncertainties are currently elevated by and may or will continue to be elevated by the effects of adverse developments in the financial services industry, such as the recent bank failures and any related impact on depositor behavior, macroeconomic or geopolitical concerns related to inflation, rising interest rates and the war in Ukraine.
•	the soundness of other financial institutions could adversely affect us;
•	any failure by the U.S. government to increase the debt ceiling or any government shutdown may impact us;
•	changes in interest rates, including recent and possible future increases fueled by inflation, may significantly impact our financial condition and results of operations;
•	inflationary pressures and rising prices may affect our results of operations and financial condition;
•	exposure to credit risk in our lending activities;
•	the allowance for credit losses on loans is not sufficient to cover expected loan losses, resulting in a decrease in earnings;
•	our inability to meet the cash flow requirements of our depositors or borrowers or meet our operating cash needs to fund corporate expansion and other activities;
•	we are subject to claims and litigation pertaining to fiduciary responsibility and lender liability;
•	our dependency upon the services of the management team;
•	our disclosure controls and procedures may not prevent or detect all errors or acts of fraud;
•
if the business continuity and disaster recovery plans that we have in place are not adequate to continue our operations in the event of a disaster, the business disruption can adversely impact its operations;

•	our risk management framework may not be effective in mitigating risk and loss;
•	a prolonged economic downturn, especially one affecting our geographic market area, will adversely affect our operations and financial results;

•
instability in global economic conditions and geopolitical matters, as well as volatility in financial markets, could have a material adverse effect on our results of operations and financial condition;

•	the trust wealth management fees we receive may decrease as a result of poor investment performance, in either relative or absolute terms, which could decrease our revenues and net earnings;
•	regulatory capital rules could slow our growth, cause us to seek to raise additional capital, or both;
•	changes in laws and regulations and the cost of regulatory compliance with new laws and regulations may adversely affect our operations and our income;
•	non-compliance with the USA PATRIOT Act, Bank Secrecy Act, or other laws and regulations could result in fines or sanctions;
•
changes in tax laws may adversely affect us, and the Internal Revenue Service or a court may disagree with our tax positions, which may result in adverse effects on our business, financial condition, results of operations or cash flows;

•	our ability to pay dividends is subject to regulatory limitations and other limitations that may affect our ability to pay dividends to our stockholders or to repurchase our common stock;
•	we may be subject to a higher effective tax rate if Trustco Realty Corp. fails to qualify as a real estate investment trust;
•	changes in accounting standards could impact reported earnings;
•	strong competition within TrustCo Bank’s market areas could hurt profits and slow growth;
•	consumers and businesses are increasingly using non-banks to complete their financial transactions, which could adversely affect our business and results of operations;
•	our business could be adversely affected by third-party service providers, data breaches, and cyber-attacks;
•
a failure in or breach of our operational or security systems or infrastructure, or those of third parties, could disrupt our businesses, and adversely impact our results of operations, liquidity and financial condition, as well as cause reputational harm;

•	unauthorized disclosure of sensitive or confidential client or customer information, whether through a breach of our computer systems or otherwise, could severely harm our business;
•	we could suffer a material adverse impact from interruptions in the effective operation of, or security breaches affecting, our computer systems;
•	new lines of business or new products and services may subject us to additional risks;
•	provisions in our articles of incorporation and bylaws and New York law may discourage or prevent takeover attempts, and these provisions may have the effect of reducing the market price of our stock;
•	we cannot guarantee that the allocation of capital to various alternatives, including stock repurchase plans, will enhance long-term stockholder value;
•	we are exposed to climate risk;
•	societal responses to climate change could adversely affect our business and performance, including indirectly through impacts on our customers; and
•
other risks and uncertainties included under “Risk Factors” in our Form 10-K for the year ended December 31, 2022 and our Form 10-Q for the quarter ended March 31, 2023, as well as risks and uncertainties, if any, discussed elsewhere in this prospectus and in our other filings made from time to time with the SEC, or in materials incorporated therein by reference.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, the foregoing list should not be construed as exhaustive, and we disclaim any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

RISK FACTORS
Investing in our common stock involves a degree of risk. You should carefully review the risks and uncertainties described in our most recent Annual Report on Form 10-K, as updated by subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K that we have filed or will file with the SEC and that are incorporated by reference into this prospectus. The risks described in these documents are not the only ones we face, but those that we currently consider to be material. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods. Please also read carefully the section above entitled “Special Note About Forward-Looking Statements.”
THE DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN
The following questions and answers state the terms of our Dividend Reinvestment and Stock Purchase Plan and explain how the Plan operates. In the Plan we may refer to our current shareholders and new investors who participate in the Plan as “participants.” Unless the context requires otherwise, all references to “our stock” and similar expressions in this prospectus refer to the common stock of TrustCo Bank Corp NY.
1. What is a Dividend Reinvestment and Stock Purchase Plan?
A Dividend Reinvestment and Stock Purchase Plan is a method of investment in the securities of a company that uses the cash dividends paid to you by the company to invest in more shares of that company. Since dividend reinvestment plans also allow for holding fractional shares (less than one share), all or part of your dividend payment can be put to use efficiently and economically.
Other advantages of our Plan are the options to make cash payments into your Plan account to purchase additional shares and to make your first purchase of our shares through the Plan. If you participate in our Plan, you, as a shareholder, have all the same rights as you would have if you held the shares in a brokerage account or in certificate form. You will be paid all stock dividends or splits and receive proxies and annual tax information. Using our Plan also means you do not have to worry about losing certificates and the expense of replacing them if they become lost.
The Plan is designed for long-term investors who wish to invest and build their share ownership over time and is not intended to provide holders of common stock with a mechanism for generating assured short-term profits through rapid turnover of shares acquired at a discount. The Plan’s intended purpose precludes any person, organization or other entity from establishing a series of related accounts for the purpose of conducting arbitrage operations or in order to exceed the optional monthly cash investment limit. We reserve the right to modify, suspend or terminate participation by a shareholder who is using the Plan for purposes inconsistent with its intended purpose.
2. Who is eligible to participate?
Any person is eligible to participate in the Plan, although you must become a shareholder of record of TrustCo in order to participate in the dividend reinvestment component of the Plan. If you do not own any shares of our common stock, you may enroll by making an initial purchase of shares directly through the Plan. To receive an Authorization Form to enroll in the Plan, or to receive additional copies of this prospectus, contact Computershare, the Plan’s administrator. Information on how to contact Computershare is set forth in the response to Questions 4 and 5 below.
3. May I participate in the Plan if my shares are registered in “street” name?
If your shares of common stock are registered in the name of a broker or nominee (“street name”), you must either have shares of common stock transferred to your own name in order to participate in the Plan or you may follow the procedures described below for making your initial purchases of our stock through the Plan.
4. How do I participate in the Plan?
If you already are a shareholder of record, you may join the Plan by completing and signing an Authorization Form, which can be obtained by calling Computershare at 800-368-5948 (toll free) and which also is available online at www.computershare.com/investor. The form must then be mailed to Computershare at the address provided below.

If you are not an existing shareholder of record, you may join the Plan by completing and signing an Authorization Form, which can be obtained by calling Computershare at 800-368-5948 (toll free) and which is also available online at www.computershare.com/investor. The form must then be mailed to Computershare at the address provided above; enclose a check made payable to “Computershare-TrustCo” for the amount of your investment.
The minimum initial investment is $50. Once you are a shareholder, the minimum purchase amount is $25.
If your completed Authorization Form is received, and shares in your account are held, by Computershare by the next record date for the payment of dividends, then the dividends payable on your shares of common stock will be used to purchase additional shares of common stock.
If the completed Authorization Form is not received by Computershare by the next record date for the payment of dividends, and if any shares of our common stock are not properly recorded in your Plan account by that date, the automatic reinvestment of your dividends will not start until the next following dividend payment is made by us. The record dates for payment of dividends on the shares of common stock are usually early in December, March, June and September and the corresponding dividends are paid early in January, April, July and October. Thus, for example, if your completed Authorization Form and shares are not received by the administrator by the record date for the January dividend, the automatic reinvestment of dividends will not begin until the April dividend.
Any optional cash payments submitted by you, whether as an initial investment or a subsequent investment, will, upon completion of your enrollment in the Plan, be invested as described in Question 11.
5. Who administers the Plan?
The Plan is administered by Computershare, which performs many of the ministerial tasks required in connection with the Plan, such as:
•	holding shares of common stock for the Plan in its name or the name of its nominee;
•	corresponding with Plan participants;
•	distributing the Plan prospectus, Authorization Forms and other documents;
•	maintaining accounts for participants;
•	providing statements of account to participants on a regular basis;
•	effecting stock and cash withdrawals by participants and terminations by participants;
•	processing proxy materials for shares of common stock held under the Plan;
•	collecting and holding voluntary cash payments by participants; and
•	if purchases are to be made on the open market, funding such trades to the broker who will effect the purchases.
All transaction requests and inquiries should be sent to:
Computershare
P.O. Box 43078
Providence, RI 02940-3078

for overnight delivery:
Computershare
150 Royall St.,
Suite 101
Canton, MA 02021
or
www.computershare.com/investor

or

1-800-368-5948

6. What does it cost to participate?
Your costs for participating in the Plan are as follows:
•	If shares of our common stock are purchased directly from us, you will not be charged any brokerage commissions, service charges or other fees.
•
If shares of our common stock are purchased on behalf of the Plan in open-market transactions, you will be charged any brokerage commissions, service charges or other fees incurred by the Plan’s administrator or agent with respect to the purchases. The decision regarding whether shares of our stock will be purchased directly from us or on the open market will be made by us in our sole discretion.

•
If you sell your shares of common stock through the Plan, you will be charged any brokerage commissions, service charges or other fees incurred in connection with the sale, plus a $15 fee. Please note that if the proceeds of your sale would be greater than $10,000, your sale instructions must be delivered in writing to Computershare, and your signature on those instructions must be guaranteed as described in Question 18.

•
Inquiries by you or on your behalf that require our personnel to research non-current records (such as requests for prior year account statements) will be subject to a research charge at a rate of $25 per hour. Research time will be recorded in fifteen minute increments.

The specific amount of any brokerage commissions, service charges or other fees incurred in connection with transactions in your account is available upon request from Computershare.
The fee structure is subject to change. If there are changes in the fee structure, we will notify participants in advance of the effective date of the changes.
7. How does the reinvestment process work?
As a participant in the Plan, you may elect to reinvest all, part or none of the dividends paid on your TrustCo common stock. Your preference should be indicated on the Authorization Form. If you complete and return an Authorization Form without selecting one of these three options, all of your dividends will be automatically reinvested in our common stock.
Full dividend reinvestment: If you select this option, all of the cash dividends paid on the shares you enroll in the Plan will automatically be reinvested to purchase additional shares of our common stock.
Partial dividend reinvestment: If you select this option, a portion of your cash dividends will be paid to you in cash, and the remaining portion of your dividends will be automatically reinvested to purchase additional shares of our common stock. If you choose partial reinvestment, you must specify on the Authorization Form the number of whole shares on which you wish to continue to receive cash dividends by check or to have directly deposited into your designated checking or savings account, as further described below. The remaining dividends will be automatically reinvested.
No dividend reinvestment: If you select this option, all of your dividends will be paid to you in cash. You may choose to have your cash dividends directly deposited into your designated checking or savings account or sent to you by check.
To arrange to have your dividends directly deposited into your designated bank account, you must complete and return a direct deposit authorization form. The form is available from the Plan administrator and on the administrator’s website.
8. How can I make initial or optional cash purchases?
New investors may make an initial cash purchase when enrolling in the Plan by enclosing a check with their Authorization Form, or by authorizing an automatic debit or wire transfer from a designated bank account when enrolling online at the Plan administrator’s website. The minimum initial investment is $50.
As a Plan participant, you may also make optional cash purchases of our common stock. The minimum cash purchase accepted per transaction (after your initial enrollment) is $25, and you may make purchases up to a maximum of $50,000 per calendar month unless we grant you a waiver of this maximum amount. The purchase, less any brokerage commissions, service charges or other fees as set forth in Question 6, will be applied toward the purchase of shares for your account as promptly as practicable, usually within five business days upon receipt of funds by the administrator.

Your cash purchases may be commingled by the Plan administrator with dividends and with other participants’ cash purchases for the purpose of buying shares of common stock. You cannot specify the prices or timing of purchases, nor can you make any other limitations on the purchase of shares other than those specified under these terms and conditions. No interest will be paid on optional cash purchases pending investment.
If you choose to submit a check, be sure to use the contribution form that appears on your Plan statement, and mail it to the address specified on the form. Your check should be made payable to Computershare and must be in U.S. dollars and drawn on a financial institution located in the United States. Alternatively, if you wish to make regular monthly purchases, you may authorize automatic deductions from your bank account. This feature enables you to make ongoing investments in an amount that is comfortable for you, without having to write a check. You also may authorize individual debits or wire transfers from your bank account.
9. What is the price of shares purchased from TrustCo?
Except for shares acquired from us pursuant to a waiver request described in Questions 13 and 14, the Plan’s purchase of shares of common stock from us, whether out of treasury shares or authorized but unissued shares, will be at a price equal to the average of the high and low prices for shares of our common stock on the applicable purchase date (see Question 11), as reported on the Nasdaq Global Select Market. If the applicable purchase date is not a trading day for Nasdaq market makers, the prices on the next preceding trading day will be used to determine the purchase price. A “trading day” is any day on which trades are reported on the Nasdaq Global Select Market.
10. What is the price of shares purchased on the open market?
The price per share for all shares purchased in the open market to satisfy any Plan requirements will be the weighted average of all shares purchased for the Plan on the applicable purchase date. The purchase price shown on participant account statements will include, as noted in Question 6, any brokerage commission, service charges, or other fees paid by the Plan’s administrator or agent with respect to the purchase.
With respect to shares purchased on the open market, the Plan administrator may select one or more agents to assist it in purchasing our shares on the open market, including a brokerage firm that may have other business relationships with us. These agents will receive brokerage commissions on such purchases.
11. When are purchases made?
Purchases with reinvested dividends will be made on, or as soon as possible after, each dividend payment date, which have typically been in early January, April, July, and October. All purchases on the open market will be made as soon as possible after dividends and/or cash payments have been received by the administrator. Purchases with the proceeds of cash contributions will be made as promptly as practicable upon receipt of the contributions. We have no control over the times or prices at which agents for the purchase of our shares under the plan may acquire shares on the open market. Therefore, you will not be able to precisely time your purchases through the Plan, and you will bear the market risk associated with fluctuations in the price of our common stock. More specifically, if you send in an initial or optional investment, it is possible that the price of our common stock could go up or down before purchases are made for your account, and you will bear the market risk for such fluctuations. In addition, you will not earn interest on initial or optional investments before the shares are purchased.
12. How many shares of common stock are purchased for me?
The number of shares of common stock purchased for you will depend on the amount of your cash dividend on your previously owned shares of common stock in those months in which a dividend has been declared, the amount of your initial or optional cash payments, if any, and the purchase price of the shares of common stock. Your account will be credited with that number of shares of common stock, including fractions computed to four decimal places, equal to the total amount invested by you plus the amount of dividends paid on shares of common stock allocated to your Plan account, minus the amount of any dividends you elect to receive in cash and minus the amount of any applicable expenses, divided by the applicable purchase price per share of common stock.
13. What limitations apply to optional cash investments?
Minimum/Maximum Limits. Optional cash investments are subject to a $25 minimum per month; we reserve the right to refuse to accept any optional cash investment in excess of $50,000 per month from any participant or any related or associated group of participants. Optional cash investments of less than $25 and that portion of any optional cash investment that exceeds the $50,000 monthly purchase limit, unless such limit has been waived, are subject to return to the participant, without interest. We reserve the right to waive such limits on optional cash investments in our sole discretion.
Optional Cash Investments in Excess of $50,000. Optional cash investments in excess of $50,000 per month may only be made pursuant to a written request for waiver that is approved by us. We expect to consider waiver requests from financial intermediaries, including brokers and dealers, and other participants from time to time. There is no pre-established maximum limit applicable to optional cash investments that may be made pursuant to an approved waiver request. We will grant or deny waiver requests in our sole discretion based on a variety of factors, which may include our current and projected capital needs, prevailing market prices of our common stock, the attractiveness of obtaining funds by the sale of common stock relative to other sources of capital, the participant who has submitted the waiver request, the past actions of a participant under the Plan, the aggregate amount of investments for which such waivers have been submitted, the administrative constraints associated with granting such waivers and general economic and market conditions. If waiver requests are submitted for an aggregate amount in excess of the amount we are then willing to accept, we may honor such requests in order of receipt, pro rata or by any other method that we determine to be appropriate. We may determine, in our discretion, the maximum amount that an existing shareholder or new investor may invest pursuant to the Plan or the maximum number of shares that may be purchased pursuant to a request for waiver. We will not grant waiver requests under the Plan from members of our board of directors or executive officers.
Procedure for Waiver Requests. If you wish to make optional cash investments in excess of $50,000 in any month or an initial investment in excess of $50,000, you must receive our written approval. We will post information regarding whether we will consider waiver requests with respect to a given calendar month through our website, www.trustcobank.com, under the “Investor Relations” tab, then on the Stock Purchase Program page. To obtain our written approval, you must submit a waiver request form, which you can obtain via the Stock Purchase Program web page. The request for waiver form must be submitted to us in accordance with the instructions contained in the form. If we approve your request for waiver, we or the administrator will notify you promptly, and we or the administrator will also provide you with details regarding the terms of the waiver as so approved and instructions for funds transfer to the Plan administrator. Funds on all approved waiver requests must be received by us by the deadline specified in the waiver request form or the waiver approval will lapse.
14. What is the price I will pay for cash investments of more than $50,000?
Investments for which a waiver has been granted will be made subject to a “pricing period,” which will generally consist of one to fifteen separate days during which trading of our common stock is reported on the Nasdaq Global Select Market. Each of these separate days will be an “investment date,” and an equal proportion of the investment amount will be invested on each such day during such pricing period, subject to the qualifications listed below. The purchase price for shares acquired from us by a participant on a particular investment date will be the volume-weighted average price (less any applicable discount), rounded to four decimal places, of our common stock as reported by the Nasdaq Global Select Market only, obtained from Bloomberg, LP (unless such service is unavailable, in which case we will designate another service to be utilized before the beginning of the pricing period) for the trading hours from 9:30 a.m. to 4:00 p.m., eastern time, for that investment date. Funds for such investments must be received by the Administrator not later than the business day before the first day of the pricing period. In our discretion, however, shares of our common stock to be acquired pursuant to a waiver request may be purchased on behalf of the Plan in open-market transactions. Such purchases will be subject to the brokerage commissions, service charges or other fees described in Question 6 and, notwithstanding the above description of the purchase price calculation, the purchase price for such shares will be the weighted average of all shares purchased for the Plan on the applicable purchase date. Please refer to Question 10 for additional information on the purchase price under such circumstances.
We may offer discounts with respect to shares acquired from us (and not purchased in open-market transactions as described in the preceding paragraph) pursuant to a waiver request. Any discount will be established at our sole discretion after a review of current market conditions, the level of participation in the Plan, the attractiveness of obtaining additional funds through the sale of our common shares as compared to other sources of funds and our need for additional funds. We will post information regarding current discounts, if any, on our website, www.trustcobank.com, under the “Investor Relations” tab, then on the Stock Purchase Program page. Setting a discount for a particular period will not affect the setting of a waiver discount for any subsequent period.

We may establish a minimum, or “threshold,” price for any pricing period that the volume-weighted average price, rounded to four decimal places, of our common stock must equal or exceed during each trading day of the pricing period for investments made pursuant to a waiver request. If we decide to establish a threshold price for a particular pricing period, the threshold price for any investments made pursuant to a request for waiver will be a stated dollar amount that the volume-weighted average price, rounded to four decimal places, of our common stock, as reported by the Nasdaq Global Select Market for each trading day in the relevant pricing period, must equal or exceed. If the threshold price is not satisfied for a trading day in the pricing period, then that trading day and the trading prices for that day will be excluded from the pricing period.
We will only establish a threshold price if shares will be purchased directly from us in connection with the relevant pricing period. If we have established a threshold price with respect to the relevant pricing period, then we will exclude from the pricing period any trading day that the volume-weighted average price is less than the threshold price and refund that day’s proportional investment amount. For example, if the threshold price is not met for two of the trading days in a ten-day pricing period, then we will return 20% of the funds you submitted in connection with your waiver request, without interest, unless we have activated the pricing period extension feature for the pricing period, as described below.
Neither we nor the Plan administrator are required to notify you that a threshold price has been established for any pricing period.
We may elect to activate for any particular pricing period a pricing period extension feature, which will provide that the initial pricing period be extended by the number of days that the threshold price is not satisfied, subject to a maximum of five trading days. If we elect to activate the pricing period extension feature and the threshold price is satisfied for any additional day that has been added to the initial pricing period, that day will be included as one of the trading days for the pricing period instead of the day on which the threshold price was not met. For example, if the determined pricing period is ten days, and the threshold price is not satisfied for three out of those ten days in the initial pricing period, and we had previously announced in the waiver request form that the pricing period extension feature was activated, then the pricing period will be automatically extended, and if the threshold price is satisfied on the next three trading days (or a subset thereof), then those three days (or subset thereof) will become investment dates in lieu of the three days on which the threshold price was not met. As a result, because there were ten trading days during the initial and extended pricing period on which the threshold price was satisfied, all of the funds that you include with your request for waiver will be invested.
Newly issued shares purchased pursuant to a request for waiver will be posted to participants’ accounts within three business days following the end of the applicable pricing period, or, if we elect to activate the continuous settlement feature, within three business days of each separate investment date beginning on the first investment date in the relevant pricing period and ending on the final investment date in the relevant pricing period, with an equal amount being invested on each day, subject to the qualifications set forth above. Unless otherwise indicated by us via our website (which you may access as described above), we anticipate completing waiver purchases on a “continuous settlement” basis.
The purchase price of shares acquired on each investment date will be equal to the volume-weighted average price obtained from Bloomberg, LP (unless such service is unavailable, in which case we will designate another service to be utilized before the beginning of the pricing period), rounded to four decimal places, for the trading hours from 9:30 a.m. to 4:00 p.m., eastern time, for each of the investment dates during the pricing period, assuming the threshold price is met on that day, less any discount that we may decide to offer. For each pricing period (assuming the threshold price is met on each trading day of that pricing period), we would have a separate settlement of each investment dates’ purchases, each based on the volume-weighted average price for the trading day relating to each of the investment dates during the pricing period.
15. Will stock certificates be issued for shares held under the Plan?
Normally, certificates for shares of common stock purchased under the Plan will not be issued in your name but will be registered in the name of Computershare, as the Plan administrator, or its nominee and held for your benefit and credited to your Plan account. Upon your request to the administrator, however, certificates for any number of whole shares of common stock credited to your Plan account will be registered in your name (“participant name registration”) and a certificate for such shares of common stock will be issued to you. A participant name registration will not be permitted for fractional shares of common stock held in your account. Any such fractional share, as well as any whole shares of common stock as to which a participant name registration is not requested, will continue to be credited to your Plan account and all dividends on the fractional and whole shares of common stock will continue to be reinvested in the Plan. Dividends on all shares of common stock as to which participant name registration is requested will continue to be reinvested in the Plan unless you request to withdraw from participation in the Plan (see Question 18). You may also process your request for issuance online at www.computershare.com/investor. You may not pledge or assign shares of common stock credited to your account under the Plan and registered in the name of the administrator or its nominee. If you wish to pledge or assign such shares of common stock, you must request participant name registration for the shares.
16. What kind of reports will I receive?
As soon as practicable after each transaction, you will receive a statement with information about your Plan account, including amounts invested, the purchase and/or sales prices and the number of shares purchased and/or sold. This statement will provide a record of purchases and sales transacted on your behalf under the Plan, and you should retain it for income tax purposes. As soon as practicable after the completion of each calendar quarter, the Plan administrator will mail to you a statement indicating the amount invested and the price per share of common stock, the number of shares of common stock purchased and the total number of shares of common stock held in your account. In addition, as a TrustCo shareholder, you also will receive various communications, including our annual report to shareholders, notices of shareholder meetings, proxy statements and information for income tax reporting.
17. What are the federal income tax consequences of participation in the Plan?
The following is a brief summary of certain federal income tax considerations of participation in the Plan. This summary is for general information only and does not constitute tax advice. The information in this section is based on the Internal Revenue Code of 1986, as amended (the “Code”), regulations of the U.S. Department of the Treasury promulgated thereunder, current administrative interpretations and practices of the Internal Revenue Service (the “IRS”) and court decisions, all as of the date of this prospectus. Future legislation, Treasury Department regulations, administrative interpretations and practices or court decisions could significantly change the current law or adversely affect existing interpretations of current law. Any change could apply retroactively to transactions preceding the date of the change.
This discussion is limited to federal income tax considerations and does not address issues of state, local or foreign law. It does not purport to deal with all aspects of taxation that may be relevant to you in light of your personal investment circumstances or if you are a type of investor who is subject to special treatment under the federal income tax laws (including insurance companies, partnerships, tax-exempt organizations, financial institutions or broker dealers, foreign corporations and persons who are not citizens or residents of the United States).
If you purchase shares of common stock from us with reinvested dividends, you will be treated as having received a taxable dividend in an amount equal to the fair market value of the shares of common stock credited to your account on the date the cash dividend is paid. If shares of common stock (including fractional shares) are purchased in open-market transactions, you will be treated as having received a dividend equal to the amount of cash dividend used to make those purchases, plus the amount of any brokerage commissions, service charges or other fees paid by us in connection with those purchases.
If you have elected to have your dividends reinvested, and you make optional investments that are subject to a waiver discount, you may be treated as having received a dividend equal to the excess, if any, of the fair market value of the shares acquired over the amount of your optional cash investment. Participants who make optional cash investments to purchase our common stock subject to a waiver discount should consult with their own tax advisors regarding consequences of the investment.
The tax basis of shares of common stock purchased with reinvested dividends generally will be the amount of such dividend you are treated as receiving, as described above. The tax basis of shares of common stock purchased with optional cash payments will be the total dividends you are treated as having received, as described above, plus the amount of any cash payment.
The tax basis of shares of common stock acquired under the Plan will be reported by Computershare in accordance with U.S. Treasury Department regulations. Because certain aspects of the Plan do not fall within the narrow definition of “dividend reinvestment plan” under such regulations, we expect that participants in the Plan will not be able to elect to cause Computershare, as our transfer agent, to use cost basis averaging for shares in the Plan. We expect that Computershare’s default method of determining cost basis, which is FIFO - First In, First Out, will apply.

The holding period for shares of common stock credited to your account under either the dividend reinvestment aspect of the Plan or the optional cash purchase aspect of the Plan will begin on the day following the date the shares of common stock are purchased.
You will not recognize any taxable income if certificates are issued to you for shares of common stock credited to your account, regardless of whether the certificates are issued upon your request or upon your withdrawal from or termination of the Plan.
You will recognize gain or loss when whole shares of common stock or fractional shares of common stock held in your account are sold or exchanged by the administrator on your behalf or when you sell your shares of common stock after withdrawal from or termination of the Plan (see Questions 18 and 19). The character of such gain or loss will depend on your personal circumstances. The amount of such gain or loss will be the difference between the amount that you receive or that you are deemed to receive for the shares of common stock and your tax basis in such shares of common stock.
Under certain circumstances described below, we or the Plan administrator may be required to deduct backup withholding on dividends paid to a shareholder, regardless of whether those dividends are reinvested. Similarly, the Plan administrator may be required to deduct backup withholding from the proceeds of sales of common stock held in a Plan account. A participant will be subject to backup withholding if: (1) the participant has failed to properly furnish us and the Plan administrator with its taxpayer identification number; (2) the IRS notifies us or the Plan administrator that the identification number furnished by the participant is incorrect; (3) the IRS notifies us or the Plan administrator that backup withholding should be commenced because the participant has failed to properly report dividends paid to it or (4) when required to do so, the participant has failed to certify, under penalties of perjury, that the participant is not subject to backup withholding. Backup withholding amounts will be withheld from dividends before those dividends are reinvested under the Plan. Therefore, only this reduced amount will be reinvested in Plan shares.
The Plan administrator will report to you the amount of any dividends credited to your account as well as any brokerage commissions, service charges or other fees paid by us on your behalf. The administrator also will report to you any amounts that are withheld under the backup withholding rules described above. Such information will also be furnished to the IRS to the extent required by law.
The income tax consequences for participants who do not reside in the United States will vary from jurisdiction to jurisdiction. In the case of a foreign shareholder whose dividends are subject to United States income tax withholding, the amount of the tax required to be withheld will be deducted from the amount of dividends to determine the amount of dividends to reinvest.
You should consult your own tax advisor to determine the particular tax consequences that may result from your participation in the Plan and the subsequent disposal by you of shares of common stock purchased under the Plan.
18. How do I withdraw from the Plan?
You may discontinue your participation in the Plan by sending a notice of withdrawal to the Plan’s administrator. The notice of withdrawal must be signed by you exactly as your name appears on the most recent statement of account. We reserve the right to discontinue, in our sole discretion, your participation in the Plan by sending written notice to that effect to you. Upon your withdrawal or discontinuance of your participation by the administrator, or upon termination of the Plan by us, certificates for whole shares of common stock credited to you under the Plan will be issued to you; a cash payment also will be sent to you for any remaining fractional share. The cash payment for fractional shares will be based on a price equal to the actual sale price for shares sold.
Upon your withdrawal from the Plan, you may, if you desire, request in the written notice of withdrawal referred to above that all or part of the whole shares of common stock credited to your account under the Plan be sold. Such sale will be made by the agent on the open market, generally daily but at least weekly, after the Plan’s administrator’s receipt of the request. You will receive the proceeds less a $15 fee, brokerage commissions, service charges, other fees and transfer taxes, if any. If the proceeds of the sale will exceed $10,000, your signature must be guaranteed by a commercial bank, savings bank, credit union, securities broker or other financial institution that is a member of a medallion signature program such as the Securities Transfer Agents' Medallion Program (STAMP), Stock Exchange Medallion Program (SEMP) or New York Stock Exchange Medallion Signature Guarantee Program (MSP).

19. When may I withdraw from the Plan?
You may withdraw from the Plan at any time.
If your written notice of withdrawal is received by the Plan’s administrator more than three days prior to the record date for the next dividend, the dividend will be paid directly to you in cash and will not be invested in our common stock. All subsequent cash dividends will also be paid directly to you unless you re-enroll in the Plan.
If your notice of withdrawal is received by the Plan’s administrator less than three days prior to the record date for the next dividend, the cash dividend paid on such dividend payment date and/or any optional cash payment received will be used to purchase shares of common stock under the Plan. All subsequent cash dividends will be paid directly to you unless you re-enroll in the Plan on all balances.
Upon your death, participation in the Plan will continue until the administrator has received written notice of your death and the required notice of withdrawal from an authorized legal representative.
20. What happens when I sell all of the shares registered in my name?
If you sell or transfer all shares of our common stock registered in your name with the effect that you are not a shareholder of record on the record date for the next dividend, you will not receive the dividend at all. If you sell or transfer all shares of our common stock registered in your name after the record date for the next dividend (or fewer than three days prior to that record date, since the transfer may not be settled and reflected in our stockholder records until after the dividend record date), the dividend paid on the related payment date and/or optional cash payments received will be used to purchase shares of our common stock under the Plan.
Further, if sales or transfers of shares of common stock result in less than one full share of common stock credited to the participant’s account, in lieu of attempting to contact the participant, the administrator will automatically close such account and pay to the participant, at the latest known address, a cash settlement (determined as described above in Question 18) in lieu of the fractional share of common stock.
21. If I acquire additional shares, will cash dividends automatically be reinvested?
Yes, if the certificates for such shares are issued in the same name as the name on your Plan account.
22. How will my shares of common stock be voted at shareholder meetings?
For each meeting of shareholders, you will receive a proxy that enables you to vote the shares of common stock registered in your name and in the name of the Plan administrator or its nominee and credited to your account under the Plan. As in the case of shareholders generally, if a proxy card is returned properly signed and marked for voting, the shares of common stock covered will be voted as marked. If a proxy card is returned properly signed, but without indicating instructions as to the manner in which shares of common stock are to be voted with respect to any item thereon, the shares of common stock covered will be voted as stated on the proxy card. If the proxy card is not returned, or if it is returned unsigned or improperly signed, the shares of common stock covered will not be voted unless you vote in person at the meeting.

23. What are the responsibilities of the Plan’s administrators and agents?
Neither Plan administrator nor any agents under the Plan have responsibility with respect to the preparation and content of this prospectus. Neither we nor Computershare will be liable for any act done in good faith or for any good faith omission to act, including, without limitation, (i) for any claim resulting from the failure to terminate your Plan participation upon your death prior to receipt of legally sufficient instruction with respect thereto; (ii) for the price or prices at which shares of common stock are purchased or sold for your account pursuant to the provisions of the Plan and (iii) for the time or times at which such purchases of shares of common stock are made.
PLEASE RECOGNIZE THAT TRUSTCO AND THE PLAN’S ADMINISTRATOR
CANNOT ASSURE PARTICIPANTS OF PROFITS, OR PROTECT
PARTICIPANTS AGAINST LOSSES, ON SHARES OF COMMON STOCK
PURCHASED AND/OR HELD UNDER THE PLAN.
24. What happens if TrustCo declares a stock dividend or a stock split?
If there are any changes in our shares by reason of stock dividends, stock splits or consolidation of shares, recapitalizations, mergers, consolidations, reorganizations, combinations or exchange of shares, any shares of common stock issued by us on shares of common stock credited to your Plan account and registered in the name of the Plan’s administrator or its nominee will be added to your account. Any shares of common stock issued by us on shares of common stock registered in your name will be mailed directly to you in the same manner as to shareholders who are not participating in the Plan. Transaction processing may either be curtailed or suspended until the completion of any stock dividend, stock split, or corporate action.
25. May the Plan be changed or discontinued?
We reserve the right to suspend, modify or terminate the Plan at any time and to interpret and regulate the Plan as we deem necessary or desirable in connection with the operation of the Plan. The Plan’s administrator reserves the right to resign at any time upon reasonable written notice to us, and we may relieve the administrator of its duties at any time upon like notice.
You will receive notice of any suspension, modification or termination of the Plan. Termination of the Plan will have the same effect and will be accomplished as to you and each other participant as if you and such other participant had completely withdrawn from participation in the Plan (see Question 18).
26. Where should correspondence regarding the Plan be directed?
All transactions requests and inquiries should be addressed to:
Computershare
P.O Box 43078
Providence, RI 02940-3078

for overnight delivery:
Computershare
150 Royall St.,
Suite 101
Canton, MA 02021

or

www.computershare.com/investor

or

1-800-368-5948

PLAN OF DISTRIBUTION
Except to the extent the administrator purchases common stock in the open market, the common stock acquired under the Plan will be sold directly by us through the Plan; such shares may be either treasury shares or newly issued shares. If the shares are purchased in market transactions, participants will pay certain expenses of such purchases as provided in Question 6.
In connection with the administration of the Plan, we may be requested to approve investments made pursuant to requests for waiver by or on behalf of existing shareholders and new investors who may be engaged in the securities business.
Persons who acquire shares of our common stock through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and may be considered to be underwriters within the meaning of the Securities Act. We will not extend to any such person any rights or privileges other than those to which he, she or it would be entitled as a participant, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the shares of our common stock so purchased. We may, however, accept optional cash payments and initial investments made pursuant to requests for waiver by such persons.
From time to time, financial intermediaries, including brokers and dealers, and other persons may engage in positioning transactions in order to benefit from any waiver discounts applicable to optional cash payments and initial investments made pursuant to requests for waiver under the Plan. Those transactions may cause fluctuations in the trading volume of our common stock. Financial intermediaries and such other persons who engage in positioning transactions may be deemed to be underwriters. We have no arrangements or understandings, formal or informal, with any person relating to the sale of shares of our common stock to be received under the Plan. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons to eliminate practices that are inconsistent with the purposes of the Plan.

USE OF PROCEEDS
No determination has been made as to the specific uses by us of any proceeds resulting from our sale of shares of common stock directly to the Plan, in part because we have no precise method for estimating the number of shares that will be purchased under the Plan, the number of such shares which will be purchased from us (as opposed to on the open market), the timing or prices of such purchases. We currently intend to add any such proceeds to our general funds to be used for our general corporate purposes.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
We are subject to the informational requirements of the Exchange Act and accordingly file annual, quarterly and special reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.
Our website address is www.trustcobank.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.
We have filed a registration statement to register with the SEC under the Securities Act the shares of common stock offered hereby. As allowed by SEC rules, this prospectus does not contain all the information that you may find in our registration statement relating to the shares to be sold under the Plan or the exhibits to our registration statement. You may obtain from the SEC a copy of the registration statement and exhibits that we filed with the SEC as described above.
The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act on or after the date of the registration statement of which this prospectus is a part and prior to the date the Plan is terminated:
•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (the “2022 Annual Report”), filed with the SEC on March 1, 2023;
•
Our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 3, 2023, as supplemented by the additional definitive proxy soliciting materials filed with the SEC on April 26, 2023 and April 27, 2023, to the extent incorporated by reference in our 2022 Annual Report;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2023, filed with the SEC on May 9, 2023;
•	Our Current Reports on Form 8-K filed with the SEC on January 10, 2023, February 22, 2023, March 17, 2023, April 11, 2023, April 27, 2023, May 16, 2023, and May 22, 2023; and
•
The Description of Capital Stock under Section 12 of the Exchange Act, filed as Exhibit 4(a) to our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on February 25, 2022, including any amendment or report filed for the purpose of updating such description.

We are not incorporating by reference any Current Reports on Form 8-K through which we furnished, rather than filed, information with the SEC.
We will provide copies of all documents incorporated by reference, other than exhibits to such documents unless an exhibit has been specifically incorporated by reference into this prospectus, without charge to each person who receives a copy of this prospectus upon written or oral request to TrustCo Bank Corp NY, 5 Sarnowski Drive, Glenville, New York 12302, Attention: Corporate Secretary, Telephone Number (518) 377-3311.

LEGAL MATTERS
The legality of the issue of the shares of common stock offered hereunder has been passed upon for us by Maynard Nexsen PC, Birmingham, Alabama.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our consolidated financial statements as of December 31, 2022 and 2021 and for each of the three years in the period ended December 31, 2022 have been audited by Crowe LLP, an independent registered public accounting firm, as set forth in their report appearing in our 2022 Annual Report and incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
With respect to our unaudited financial information for the three-month periods ended March 31, 2023 and 2022, incorporated by reference herein, Crowe LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated May 9, 2023 incorporated by reference herein, states that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Crowe LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by Crowe LLP within the meaning of Sections 7 and 11 of the Act.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14.	Other Expenses of Issuance and Distribution
The following is an itemized statement of estimated expenses to be paid by the Company in connection with the issuance and sale of the securities being registered under this Registration Statement.
Registration Fee	$4,171.22
Accounting Fees and Expenses	$15,000
Legal Fees and Expenses	$10,000
Printing Fees	$7,500
Miscellaneous Expenses	$1,000
Total	$37,671.22
Item 15.	Indemnification of Directors and Officers
Article XI of the Company’s Amended and Restated Certificate of Incorporation provides that, to the fullest extent that the Business Corporation Law of the State of New York, as it may be amended (the “NYBCL”), permits the elimination or a limitation of the liabilities of directors, no director of the Company shall be liable to the Company, or its shareholders for any breach of duty in such capacity.
Pursuant to Section 13.1(a) of the Company’s Bylaws, the Company has agreed to indemnify to the fullest extent provided for or permitted by law each person involved in, or made or threatened to be made a party to, any action, suit, claim or proceeding, arbitration, alternative dispute resolution mechanism, investigation, administrative or legislative hearing or any other actual, threatened, pending or completed proceeding, whether civil, at law, in equity, criminal, administrative investigative or otherwise, or whether formal or informal, and including an action by or in the right of the Company or any other corporation, or any partnership, joint venture, trust, employee benefit plan or other enterprise, whether profit or non-profit (an “Enterprise”) and including appeals therein (any such process, a “Proceeding”), by reason of the fact that such person (i) is or was a director or officer of the Company, or (ii) while serving as a director or officer of the Company, is or was serving, at the request of the Company, as director, officer or in any other capacity, any other Enterprise, including attorney’s fees, actually and reasonably incurred as a result of or in connection with any Proceeding, or any appeal therein, subject to certain exceptions. Specifically, pursuant to Section 13.1(b) of the Company’s Bylaws, no indemnification may be made to or on behalf of any such person if a judgment or other final adjudication adverse to such person establishes that (i) such person’s acts were committed in bad faith; (ii) were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated; (iii) that such person gained in fact in a financial profit or other advantage to which such person was not legally entitled; or (iv) in the event of criminal charges, that the person had reason to believe that such conduct was unlawful. In addition, no indemnification may be made with respect to any Proceeding initiated by any such person against the Company, or a director or officer of the Company, other than to enforce their right to indemnification, unless such Proceeding was authorized by the board of directors. Further, no indemnification may be made with respect to any settlement or compromise of any Proceeding unless and until the Company has consented to such settlement or compromise, which consent may not be unreasonably withheld. Moreover, pursuant to Section 13.4 of the Company’s Bylaws, except as otherwise permitted by 12 U.S.C. Section 1828(k) (or any successor provision thereto) and the regulations promulgated thereunder, the Company may not indemnify directors, officers or employees against expenses, penalties or other payments incurred in an administrative proceeding or action instituted by an appropriate bank regulatory agency which proceeding or action results in a final order assessing civil money penalties or requiring affirmative action by an individual or individuals in the form of payments to the Company.
Section 13.1(c) of the Company’s Bylaws provides that a person who has been successful, on the merits or otherwise, in the defense of a Proceeding shall be entitled to indemnification under the Company’s Bylaws. Except as provided in the preceding sentence and unless ordered by a court, indemnification shall be made by the Company if, and only if, authorized in the specific case: (i) by the board of directors acting by a quorum consisting of directors who are not parties to such Proceeding upon a finding that the conduct of the director or officer was not such that indemnification would be prohibited pursuant to Section 13.1(b) of the Company’s Bylaws (set forth above), or (ii) if such a quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs (A) by the board upon the opinion in writing of independent legal counsel that indemnification is proper in the circumstances because the conduct of the director or officer was not such that indemnification would be prohibited pursuant to Section 13.1(b), or (B) by the shareholders upon a finding that the conduct of the director or officer was not such that indemnification would be prohibited pursuant to Section 13.1(b).
Section 13.1(d) of the Company’s Bylaws provides that persons covered under Section 13.1(a) of the Company’s Bylaws shall be entitled to indemnification for any part of any Proceeding for which it is found that the conduct of the director or officer was not such that indemnification would be prohibited pursuant to Section 13.1(b) of the Company’s Bylaws. In making any determination regarding any person’s entitlement to indemnification, each charge, claim, or issue shall be reviewed individually under Section 13.1(c) of the Bylaws (as described above).
Section 13.1(e) of the Company’s Bylaws sets forth details regarding the Company’s participation in or assumption of a defense of any Proceeding and Section 13.1(f) of the Company’s Bylaws provides that, in making any determination regarding any person’s entitlement to indemnification hereunder, it shall be presumed that such person is entitled to indemnification, and the Company shall have the burden of proving the contrary.
Section 13.2 of the Company’s Bylaws sets forth details regarding Company’s advancement or reimbursement of expenses to directors and officers defending any Proceeding in advance of the final disposition of such Proceeding.
Section 13.3 of the Company’s Bylaws provides, among other items, that the rights to indemnification and advancement of expenses granted by or pursuant to Article 13 of the Bylaws: (i) shall not limit or exclude, but may be in addition to, any other rights which may be granted by or pursuant to any statute, corporation charter, bylaw, resolution of shareholders or directors or agreement; (ii) shall be deemed to constitute contractual obligations of the Company to any director or officer who serves in a capacity referred to in Section 13.1 at any time during which Article 13 is in effect; (iii) shall continue to exist after the repeal or modification of this Article 13 with respect to events occurring prior thereto; and (iv) shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the estate, spouse, heirs, executors, administrators or assigns of such person.
Section 13.5 of the Company’s Bylaws provides that the Company may, with the approval of the board of directors, enter into an agreement with any person who is, or is about to become, a director, officer, employee or agent of the Company, or who is serving, or is about to serve, at the request of the Company, as a director, officer or in any other capacity, any other Enterprise; which agreement may provide for indemnification of such person and advancement of expenses to such person upon terms, and the extent, not prohibited by law. The failure to enter into any such agreement may not affect or limit the rights of any such person to indemnification under Article 13 of the Bylaws.
Sections 721-725 of the New York Business Corporation Law (“NYBCL”) provide for or permit the indemnification of directors and officers of the Company under certain circumstances. Specifically, Section 721 of the NYBCL provides that indemnification pursuant to, or provided by, such article of the NYBCL shall not be deemed exclusive of any other rights to which a director or officer seeking indemnification or advancement of expenses may be entitled, whether contained in the entity’s certificate of incorporation or bylaws or, when authorized by such certificate of incorporation or bylaws, (i) a resolution of shareholders, (ii) a resolution of directors, or (iii) an agreement providing for such indemnification, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled.
Section 722(a) of the NYBCL provides that a corporation may indemnify any person made, or threatened to be made, a party to an action or proceeding (other than one by or in the right of the corporation to procure a judgment in its favor), whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful. Section 722(b) of the NYBCL provides that the termination of any such civil or criminal action or proceeding by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not in itself create a presumption that any such director or officer did not act, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation or that he had reasonable cause to believe that his conduct was unlawful.
Section 722(c) of the NYBCL provides that a corporation may indemnify any person made, or threatened to be made, a party to an action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he, his testator or intestate, is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of any other corporation of any type or kind, domestic or foreign, of any partnership, joint venture, trust, employee benefit plan or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation, except that no indemnification under this paragraph shall be made in respect of (i) a threatened action, or a pending action which is settled or otherwise disposed of, or (ii) any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.
Section 723 of the NYBCL specifies, among other things, the manner in which the corporation may authorize payment of such indemnification. It provides that a director or officer who has been successful, whether on the merits or otherwise, in defending an action or proceeding of the character described in Section 722 of the NYBCL, shall be entitled to indemnification by the corporation. Except as provided in the preceding sentence, indemnification may be made by the corporation only if authorized in the specific case by one of the corporate actions set forth in Section 723 (unless ordered by a court under Section 724 of the NYBCL).
Section 724 of the NYBCL provides, among other things, that upon proper application by a director or officer, indemnification shall be awarded by a court to the extent authorized under Sections 722 and 723(a) of the NYBCL.
Section 725 of the NYBCL contains, among other things, certain other miscellaneous provisions affecting the indemnification of directors and officers, including provision for the return of amounts paid as indemnification if any such person is ultimately found not to be entitled to the indemnification.
Section 726(a) of the NYBCL authorizes the purchase and maintenance of insurance to indemnify (i) a corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the above sections, (ii) directors and officers in instances in which they may be indemnified by a corporation under such sections, and (iii) directors and officers in instances in which they may not otherwise be indemnified by a corporation under such sections, provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the superintendent of financial services, for a retention amount and for co-insurance. Section 13.6 of the Company’s Bylaws authorizes the Company to purchase and maintain insurance (i) to indemnify itself against any obligation it incurs as a result of indemnification of any person, as authorized herein, and (ii) to, subject to certain exceptions, indemnify any person who is a director, officer, employee, or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another Enterprise against any liability asserted against such person and incurred by such person in such capacity or arising out of such status. The Company currently maintains an insurance policy with appropriate limits to insure the directors and officers of the Company, subject to the limits, exceptions and other terms and conditions of such policy, against liability for claims made against them for any actual or alleged error or misstatement or misleading statement or act or omission or neglect or breach of duty while acting in their individual or collective capacities as directors or officers.

In addition, Section 402(b) of the NYBCL provides that a corporation may include a provision in its certificate of incorporation eliminating or limiting the liability of its directors to the corporation or its shareholders for damages for the breach of any duty, except for a breach involving bad faith, intentional misconduct, a knowing violation of law or receipt of an improper personal benefit or for certain illegal dividends, loans or stock repurchases.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Company pursuant to the Articles of Incorporation or Bylaws, or otherwise, the Company has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.
Item 16.	Exhibits
The following exhibits are submitted herewith or incorporated by reference herein.
Exhibit No.	Exhibit Description
3.1
Amended and Restated Certificate of Incorporation of TrustCo Bank Corp NY, as amended, incorporated by reference to Exhibit 3.1 to TrustCo Bank Corp NY’s Quarterly Report on Form 10-Q, filed August 5, 2021.

3.2	Amended and Restated Bylaws of TrustCo Bank Corp NY, dated May 23, 2019, incorporated by reference to Exhibit 3.2 to TrustCo Bank Corp NY’s Quarterly Report on Form 10-Q, filed August 8, 2019.
5.1*	Opinion of Maynard Nexsen PC, counsel to the Company.
15.1*	Crowe LLP Letter regarding Unaudited Interim Financial Information.
23.1*	Consent of Crowe LLP, independent registered public accounting firm.
23.2*	Consent of Maynard Nexsen PC (contained in Exhibit 5.1 to this Registration Statement).
24.1*	Powers of Attorney
107*	Filing Fee Table
*	Filed herewith
Item 17.	Undertakings
(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	to include any prospectus required by section 10(a)(3) of the Securities Act;
(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:
(i)
each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:
(i)
the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(A)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(B)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(C)
the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(D)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant the foregoing provisions described above under Item 15 or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suitor proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Glenville, State of New York, on May 24, 2023.
TrustCo Bank Corp NY

By	/s/ Michael M. Ozimek
Michael M. Ozimek
Executive Vice President and Chief Financial Officer
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities shown on May 24, 2023.
Name	Title/Position

/s/ Robert J. McCormick	Chairman, President and Chief Executive Officer (Principal Executive Officer)
Robert J. McCormick

/s/ Michael M. Ozimek	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
Michael M. Ozimek
*
Dennis A. DeGennaro	Director

*
Brian C. Flynn	Director

*
Lisa M. Lucarelli	Director

*
Thomas O. Maggs	Director

*
Dr. Anthony J. Marinello	Director

*
Curtis N. Powell	Director

*
Kimberly A. Russell	Director

*
Frank B. Silverman	Director
* By:	/s/ Michael M. Ozimek
Attorney-in-Fact